Exhibit 99.1

Heritage Commerce Corp Earns $8.8 Million in the First Quarter of 2018

San Jose, CA — April 26, 2018 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced record earnings  for the first quarter of 2018.  Net income was $8.8 million, or $0.23 per average diluted common share, compared to $6.5 million, or $0.17 per average diluted common share for the first quarter of 2017.  For the fourth quarter of 2017, net income was $1.3 million, or $0.03 per average diluted common share, which included a $7.1 million, or ($0.19) per average diluted common share, remeasurement of its net deferred tax assets (“DTA”).  Net income for the first quarter of 2018 and the fourth quarter of 2017 also included pre-tax acquisition costs of $615,000 and $671,000, respectively, related to the Tri-Valley Bank (“Tri-Valley”) merger, which closed on April 6, 2018, and the proposed United American Bank (“United American”) merger, which is also expected to close in the second quarter of 2018.

“We delivered solid first quarter of 2018 earnings, supported by strong net interest income growth as compared to the first quarter of 2017,  continued loan growth, an improved net interest margin, and solid asset quality metrics,” said Walter Kaczmarek, President and Chief Executive Officer.  “We expect the mergers with Tri-Valley and United American to be fully integrated into our operations by the end of the second quarter of 2018”

“With excess liquidity, coupled with prudent expense management, we expect to maintain and continue our superior industry performance.  Our returns on average tangible assets and average tangible equity were 1.31% and 16.30%, respectively, for the first quarter of 2018,” added Mr. Kaczmarek.  “As we move forward through 2018, we look forward to forging and expanding our relationships with our new customers, shareholders, and employees.”

First Quarter 2018 Highlights (as of, or for the periods ended March  31, 2018, compared to March 31, 2017, and December  31, 2017, except as noted):

♦

Diluted earnings per share was $0.23 for the first quarter of 2018, compared to $0.17 for the first quarter of 2017, and $0.03 for the fourth quarter of 2017.  The DTA remeasurement reduced earnings per share by ($0.19) for the fourth quarter of 2017.

♦

The return on average tangible assets increased to 1.31%, and the return on average tangible equity increased to 16.30% for the first quarter of 2018, compared to 1.05% and 12.69%, respectively, for the first quarter of 2017.  The returns on average tangible assets and average tangible equity were 0.17% and 2.21%, respectively, for the fourth quarter of 2017,  which included the remeasurement of the DTA.

♦

Net interest income before provision for loan losses increased 11% to $26.3 million for the first quarter of 2018, compared to $23.8 million for the first quarter of 2017, and remained relatively flat from $26.4 million for the fourth quarter of 2017.

♦

For the first quarter of 2018, the fully tax equivalent (“FTE”) net interest margin increased 7  basis points to 4.13% from 4.06% for the first quarter of 2017,  primarily due to a higher average balance of loans and securities, in conjunction with a  lower average balance of lower yielding excess funds at the Federal Reserve Bank,  and the impact of increases in the prime rate on loan yields and overnight funds, partially offset by the impact from the issuance of subordinated debt during the second quarter of 2017.    The net interest margin increased 26 basis points for the first quarter of 2018 from 3.87% for the fourth quarter of 2017, primarily due the impact of increases in the prime rate on loan yields and overnight funds, and a lower average balance of lower yielding excess funds at the Federal Reserve Bank.  The average balance of other investments and interest-bearing deposits in other financial institutions decreased $28.2 million to $246.9 million for the first quarter of 2018, compared to $275.1 million for the first quarter of 2017, and decreased $150.6 million from $397.5 million for the fourth quarter of 2017.

♦

The total purchase discount on loans from the Focus Business Bank (“Focus”) loan portfolio was $5.4 million at August 20, 2015 (“the acquisition date”), of which $1.1 million remains as of March 31, 2018.

•

The accretion of the loan purchase discount into loan interest income from the Focus transaction was $57,000 for the first quarter of 2018, compared to $213,000 for the first quarter of 2017, and $124,000 for the fourth quarter of 2017.

♦

Loans, excluding loans held-for-sale, increased $77.9 million, or 5%, to $1.59 billion at March 31, 2018, compared to $1.51 billion at March  31, 2017, which included an increase of $78.9 million, or 6% in the Company’s legacy portfolio, and an increase of $6.9 million in the factored receivables portfolio, partially offset by a decrease of $6.7 million in purchased residential mortgage loans, and a decrease of $1.2 million in purchased commercial real estate (“CRE”) loans.

•

Loans increased $8.5 million, or 1%, to $1.59 billion at March 31, 2018, compared to $1.58 billion at December 31, 2017, which included an increase of $9.6 million, or 1% in the Company’s legacy portfolio, partially offset by decrease of $1.7 million in purchased residential mortgage loans, and a decrease of $291,000 in purchased CRE loans.

♦

The allowance for loan losses (“ALLL”) was 1.27% of total loans at March  31, 2018, compared to 1.26% at March  31, 2017, and 1.24% at December  31, 2017.  The ALLL to total nonperforming loans was 530.67% at March 31, 2018, compared to 353.89% at March 31, 2017, and 791.07% at December  31, 2017.

•     Nonperforming assets (“NPAs”) were $3.8 million, or 0.14% of total assets, at March 31, 2018, compared to $5.6 million, or 0.21% of total assets, at March  31, 2017, and $2.5 million, or 0.09% of total assets, at December  31, 2017.

•     Classified assets were  $30.8 million, or 1.10% of total assets, at March 31, 2018, compared to $10.4 million, or 0.39% of total assets, at March  31, 2017, and $25.1 million, or 0.88% of total assets, at December 31, 2017.    The increase in classified assets at March 31, 2018 was primarily due to loans associated with a lending relationship that was moved to classified loans in the fourth quarter of 2017, which totaled $20.2 million at March 31, 2018, compared to $12.5 million at December 31, 2017.

•     Net charge-offs totaled $25,000 for the first quarter of 2018, compared to net charge-offs of $275,000 for the first quarter of 2017, and net recoveries of $201,000 for the fourth quarter of 2017.

•     There was a $506,000 provision for loan losses for the first quarter of 2018, compared to a $321,000 provision for loan losses for the first quarter of 2017, and a  ($291,000) credit to the provision for loan losses for the fourth quarter of 2017.

♦

Total deposits increased $92.1 million, or 4%, to $2.42 billion at March  31, 2018, compared to $2.33 billion at March 31, 2017, and decreased $60.8 million or 2% from $2.48 billion at December 31, 2017.    Deposits, excluding all time deposits and CDARS deposits, increased $186.7 million, or 9%, to $2.29 billion at March 31, 2018, from $2.10 billion at March 31, 2017, and increased $9.7 million from $2.28 billion at December 31, 2017.

•

Due to the maturity of State of California certificates of deposits, time deposits of $250,000 and over decreased from $164.8 million at March 31, 2017 to $71.4 million at March 31, 2018.   Time deposits of $250,000 and over were $138.6 million at December 31, 2017.  There were no certificates of deposits from the State of California at March 31, 2018, compared to $85.1 million at March 31, 2017, and $65.1 million at December 31, 2017.

♦

The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2018.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement (1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	14.7%	13.5%	10.0%	10.5%
Tier 1 Risk-Based	11.7%	12.5%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	11.7%	12.5%	6.5%	7.0%
Leverage	8.6%	9.1%	5.0%	4.0%

(1)	Fully phased in Basel III requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

Tri-Valley Bank and United American Bank Mergers

The Company completed its previously announced merger of its wholly-owned bank subsidiary Heritage Bank of Commerce with Tri-Valley effective as of the close of business on April 6, 2018. The merger, which was first announced on December 20, 2017, was concluded following receipt of approval from Tri-Valley shareholders and all required regulatory approvals. Tri-Valley will be reflected in the Company’s results of operations in the second quarter of 2018.

Tri-Valley was a full-service California state-chartered commercial bank with branches in San Ramon and Livermore, California and served businesses and individuals primarily in Contra Costa and Alameda counties in Northern California.  The Company has applied to close the San Ramon office in the third quarter of 2018.

On January 11, 2018, the Company announced that it had signed an agreement to acquire United American Bank (“United American”). The transaction is valued at approximately $44.2 million.  United American common and preferred shareholders will receive 2.1644 shares of the Company’s common stock for each share of United American common stock and the common stock equivalent underlying the United American Series D Preferred Stock and Series E Preferred Stock, or an aggregate of approximately 2.8 million shares. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the agreement and the date that the merger is completed which is expected in the second quarter of 2018. Based on the Company’s stock price of $15.65 as of January 9, 2018, the penultimate trading day before the announcement of the transaction, total consideration for each United American share would be $33.87.   Additionally, holders of Series A Preferred Stock and Series B Preferred Stock will receive $1,000 per share in cash for a total of $9.1 million at closing.  The transaction has been approved by the California and federal bank regulatory agencies and is subject to the approval of the shareholders of United American and other customary closing conditions.  The Company does not need to obtain shareholder approval.

United American is a full-service commercial bank located in San Mateo County with full-service branches located in San Mateo, Redwood City and Half Moon Bay, California. The bank is dedicated to providing quality banking and financial services to businesses, professionals and individuals who prefer a high level of personalized client service and management.

At March 31, 2018, Tri-Valley had approximately $150.3 million in assets, $125.2 million in net loans and $131.4 million in deposits.  At March 31, 2018,  United American had approximately $319.7 million in assets, $218.3 million in net loans and $286.6 million in deposits.  At March 31, 2018, on a pro forma consolidated basis the combined company, including the Company, Tri-Valley, and United American, would have approximately $3.3 billion in total assets, $1.9 billion in total loans, and $2.8 billion in total deposits.  The pre-tax acquisition costs incurred by the Company related to the Tri-Valley merger and the United American proposed merger totaled $615,000 for the first quarter of 2018, and $671,000 for the fourth quarter of 2017.

Operating Results

Net interest income before the provision for loan losses increased 11% to $26.3 million for the first quarter of 2018, compared to $23.8 million for the first quarter of 2017, and remained relatively flat from $26.4 million for the fourth quarter of 2017. The increase in net interest income for the first quarter of 2018, compared to the first quarter of 2017,  was primarily due to an increase in the average balance of loans and investment securities,  and the impact of increases in the prime rate on loan yields and overnight funds.   The impact of increases in the prime rate on loan yields and overnight funds for the first quarter of 2018, compared to the fourth quarter of 2017, was mostly offset by a decrease in the average balance of excess funds at the Federal Reserve Bank and two fewer days during the first quarter of 2018.

For the first quarter of 2018, the net interest margin (FTE) increased 7 basis points to 4.13% from 4.06% for the first quarter of 2017, primarily due to a higher average balance of loans and securities, in conjunction with a lower average balance of lower yielding excess funds at the Federal Reserve Bank, and the impact of increases in the prime rate on loan yields and overnight funds, partially offset by the impact from the issuance of subordinated debt during the second quarter of 2017.  The net interest margin increased 26 basis points for the first quarter of 2018 from 3.87% for the fourth quarter of 2017, primarily due the impact of increases in the prime rate on loan yields and overnight funds, and a lower average balance of lower yielding excess funds at the Federal Reserve Bank.  The average balance of other investments and interest-bearing deposits in other financial institutions decreased $28.2 million to $246.9 million for the first quarter of 2018, compared to $275.1 million for the first quarter of 2017, and decreased $150.6 million from $397.5 million for the fourth quarter of 2017.

There was a $506,000 provision for loan losses for the first quarter of 2018, compared to a provision for loan losses of $321,000 for the first quarter of 2017, and a  credit to the provision for loan losses of ($291,000) for the fourth quarter of 2017.

Total noninterest income was $2.2 million for the first quarter of 2018, compared to $2.3 million for the first quarter of 2017 and $2.6 million for the fourth quarter of 2017.  The decrease in noninterest income for the first quarter of 2018, compared to the fourth quarter of 2017, was primarily due to a lower gain on sales of SBA loans.

Total noninterest expense for the first quarter of 2018 was $16.0 million, compared to $15.3 million for the first quarter of 2017 and the fourth quarter of 2017.  The increase in total noninterest expense in the first quarter of 2018 compared to the first quarter of 2017, was primarily due to costs related to the merger transactions and higher salaries and employee benefits as a result of annual salary increases, partially offset by lower professional fees.  Salaries and employee benefits and professional fees were higher in the first quarter of 2018, compared to the fourth quarter of 2017, consistent with cyclical nature of these expenses. The pre-tax acquisition costs incurred by the Company related to the Tri-Valley merger and the United American proposed merger totaled $615,000 for the first quarter of 2018, and $671,000 for the fourth quarter of 2017.  Full time equivalent employees were 271 at March 31, 2018,  269 at March 31, 2017, and 278 at December 31, 2017.

The efficiency ratio for the first quarter of 2018 was 56.02%, compared to 58.68% for the first quarter of 2017, and 52.82% for the fourth quarter of 2017.

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law, which among other items reduced the federal corporate tax rate to 21% from 35%, effective January 1, 2018. U.S. generally accepted accounting principles required companies to remeasure certain tax-related assets and liabilities as of the date of enactment of the new legislation with resulting tax effects accounted for in the reporting period of enactment.  The Company concluded that the enactment of the Tax Act caused its net deferred tax assets (“DTA”) to be remeasured at the new lower tax rate.  The Company performed an analysis and determined the value of the net DTA should be reduced by $7.1 million, which was recognized as a one-time, non-cash, incremental income tax expense in the fourth quarter of 2017.

Income tax expense for the first quarter of 2018 was $3.2 million, compared to $3.9 million for the first quarter of 2017, and $12.7 million for the fourth quarter of 2017.  Excluding the DTA remeasurement,  income tax expense was $5.6 million for the fourth quarter of 2017.  The effective tax rate for the first quarter of 2018 was 26.9%, compared to 37.6% for the first quarter of 2017, and 91.0% for the fourth quarter of 2017.  Excluding the DTA remeasurement,  the effective tax rate was 40.2% for the fourth quarter of 2017.  The difference in the effective tax rate for the periods reported compared to the combined Federal and state statutory tax rate of 29.6% for the first quarter of 2018, and 42% for the first quarter of 2017 and fourth quarter of 2017, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased 5% to $2.79 billion at March  31, 2018, compared to $2.64 billion at March  31, 2017.  Total assets decreased 2% from $2.84 billion at December  31, 2017,  primarily due to the maturity of $65 million of State of California certificates of deposits in the first quarter of 2018.

Securities available-for-sale, at fair value, totaled $344.8 million at March  31, 2018, compared to $341.6 million at March  31, 2017, and $391.9 million at December  31, 2017.  At March 31, 2018, the Company’s securities available-for-sale portfolio was comprised of $344.8 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities). The pre-tax unrealized loss on securities available-for-sale at March 31, 2018 was ($9.5) million, compared to a pre-tax unrealized loss on securities available-for-sale of ($1.1)  million at March 31, 2017, and a pre-tax unrealized loss on securities available-for-sale of ($1.5) million at December  31, 2017.  All other factors remaining the same, when market interest rates are rising, the Company will experience a lower unrealized gain (or a higher unrealized loss) on the securities portfolio. During the first quarter of 2018, the Company purchased $15.2 million of agency mortgage-backed investment securities available-for-sale, with a weighted average book yield of 2.59%, and a weighted average duration of 4.62 years.   During the first quarter of 2018, the Company sold $38.7 million of investment securities ($23.7 million mortgage-backed securities and $15.0 million trust preferred securities), which resulted in a net gain on sale of securities of $87,000.

At March 31, 2018,  securities held-to-maturity, at amortized cost, totaled $395.3 million, compared to $341.4 million at March 31, 2017, and $398.3 million at December  31, 2017.  At March 31, 2018, the Company’s securities held-to-maturity portfolio was comprised of $307.1 million agency mortgage-backed securities, and $88.2 million tax-exempt municipal bonds.   During the first quarter of 2018, the Company purchased $10.5 million of agency mortgage-backed securities held-to-maturity, with a weighted average book yield of 3.00%, and a weighted average duration of 6.23 years.

Loans, excluding loans held-for-sale, increased $77.9 million, or 5%, to $1.59 billion at March 31, 2018, compared to $1.51 billion at March 31, 2017, which included an increase of $78.9 million, or 6% in the Company’s legacy portfolio, and an increase of $6.9 million in the factored receivables portfolio, partially offset by a decrease of $6.7 million in purchased residential mortgage loans, and a decrease of $1.2 million in purchased CRE loans..  Loans increased $8.5 million, or 1%, to $1.59 billion at March 31, 2018, compared to $1.58 billion at December 31, 2017, which included an increase of $9.6 million, or 1% in the Company’s legacy portfolio, partially offset by decrease of $1.7 million in purchased residential mortgage loans, and a decrease of $291,000 in purchased CRE loans.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 36% of the loan portfolio at March 31, 2018, which included $49.7 million of factored receivables. CRE loans accounted for 49% of the total loan portfolio, of which 41% were occupied by businesses that own them.  Land and construction loans accounted for 7%, consumer and home equity loans accounted for 5% of total loans of total loans, and residential mortgage loans accounted for the remaining 3% of total loans at March 31, 2018.

The commercial loan portfolio of $572.8 million at March 31, 2018 decreased $36.6 million from $609.4 million at March 31, 2017, and remained relatively flat from $573.3 million at December  31, 2017.  C&I line usage was 37% at March 31, 2018, compared to 40% at March 31, 2017, and 37% at December  31, 2017.

The CRE loan portfolio increased $95.5 million, or 14%, to $775.5 million at March 31, 2018, compared to $680.0 million at March 31, 2017, which included an increase of $96.7 million, or 15%, in the Company’s legacy portfolio, partially offset by a decrease of $1.2 million in purchased CRE loans.  The CRE loan portfolio remained relatively flat from $772.9 million at December  31, 2017.

The average yield on the loan portfolio increased to 5.76% for the first quarter of 2018, compared to 5.53% for the first quarter of 2017,  and 5.64% for the fourth quarter of 2017, primarily due to increases in the prime rate, partially offset by a  decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The average yield on the Company’s legacy loan portfolio (excluding the purchased residential loans, purchased CRE loans, factored receivables portfolio, and accretion of the loan purchase discount from the Focus transaction) increased 20 basis points for the first quarter of 2018, compared to the first quarter of 2017, and increased 15 basis point from the fourth quarter of 2017.  The average yield on the purchased residential loans was 2.73% for the first quarter of 2018, compared to 2.52% for the first quarter of 2017, and 2.72% for the fourth quarter of 2017.  The average yield on the purchased CRE loans was 3.52% for the first quarter of 2018 and the fourth quarter of 2017,  compared to 3.50%  the first quarter of 2017.

The accretion of the loan purchase discount in loan interest income from the Focus transaction was $57,000 for the first quarter of 2018, compared to $213,000 for the first quarter of 2017, and $124,000 for the fourth quarter of 2017.  The total purchase discount on loans from the Focus loan portfolio was $5.4 million at the acquisition date, of which $1.1 million remains as of March 31, 2018.

At March 31, 2018, NPAs were  $3.8 million, or 0.14% of total assets, compared to $5.6 million, or 0.21% of total assets, at March 31, 2017, and $2.5 million, or 0.09% of total assets, at December  31, 2017.  There were no foreclosed assets at March 31, 2018 and December 31, 2017, compared to foreclosed assets of $183,000 at March 31, 2017.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	March 31, 2018		December 31, 2017		March 31, 2017
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial and industrial loans	$2,291	60%	$1,084	44%	$3,704	66%
CRE loans	501	13%	501	20%	912	16%
SBA loans	481	13%	166	7%	137	2%
Home equity and consumer loans	364	10%	380	15%	252	5%
Restructured and loans over 90 days past due and still accruing	158	4%	235	9%	207	4%
Land and construction loans	—	—	119	5%	195	4%
Foreclosed assets	—	—	—	—	183	3%
Total nonperforming assets	$3,795	100%	$2,485	100%	$5,590	100%

Classified assets were  $30.8 million at March 31, 2018, compared to $10.4 million at March 31, 2017, and $25.1 million at December 31, 2017.  The increase in classified assets at March 31, 2018 was primarily due to loans associated with a lending relationship that was moved to classified loans in the fourth quarter of 2017, which totaled $20.2 million at March 31, 2018, compared to $12.5 million at December 31, 2017.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended
ALLOWANCE FOR LOAN LOSSES	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2018	2017	2017
Balance at beginning of period	$19,658	$19,748	$19,089
Provision (credit) for loan losses during the period	506	(291)	321
Net recoveries (charge-offs) during the period	(25)	201	(275)
Balance at end of period	$20,139	$19,658	$19,135

Total loans, net of deferred fees	$1,591,201	$1,582,667	$1,513,287
Total nonperforming loans	$3,795	$2,485	$5,407
Allowance for loan losses to total loans	1.27%	1.24%	1.26%
Allowance for loan losses to total nonperforming loans	530.67%	791.07%	353.89%

The ALLL at March 31, 2018 was 1.27% of total loans, compared to 1.26% at March 31, 2017, and 1.24% at December  31, 2017.  The ALLL to total nonperforming loans was 530.67% at March 31, 2018, compared to 353.89% at March 31, 2017, and 791.07% at December 31, 2017.

Total deposits increased $92.1 million, or 4%, to $2.42 billion at March 31, 2018, compared to $2.33 billion at March 31, 2017, and decreased $60.8 million or 2% from $2.48 billion at December 31, 2017.  Due to the maturity of State of California certificates of deposits, time deposits of $250,000 and over decreased from $164.8 million at March 31, 2017 to $71.4 million at March 31, 2018.  State of California certificates of deposits were $138.6 million at December 31, 2017.  There were no certificates of deposit from the State of California at March 31, 2018, compared to $85.1 million at March 31, 2017, and $65.1 million at December 31, 2017.  Deposits, excluding all time deposits and CDARS deposits, increased $186.7 million, or 9%, to $2.29 billion at March 31, 2018, from $2.10 billion at March 31, 2017, and increased $9.7 million from $2.28 billion at December 31, 2017.

The cost of total deposits remained the same at 0.16% for the first quarter of 2018, compared to the first quarter of 2017. The cost of total deposits was 0.17% for the  fourth quarter of 2017.

Subordinated debt, net of unamortized issuance costs, totaled $39.2 million at March 31, 2018 and December 31, 2017, and qualifies as Tier 2 capital for the Company under the guidelines established by the Federal Reserve Bank.  The issuance of subordinated debt during the second quarter of 2017 resulted in an increase in the Company’s total risk based capital ratio at March 31, 2018, compared to March 31, 2017, but had no effect on the other regulatory capital ratios of the Company.

Tangible equity was $220.0 million at March 31, 2018, compared to $211.6 million at March 31, 2017, and $220.0 million at December  31, 2017.  Tangible book value per share was $5.75 at March 31, 2018, compared to $5.57 at March 31, 2017, and $5.76 at December  31, 2017.

Accumulated other comprehensive loss was ($15.0) million at March 31, 2018, compared to ($7.4) million at March 31, 2017, and ($9.3) million at December 31, 2017. The unrealized loss on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was ($6.8) million at March 31, 2018, compared to ($653,000) at March 31, 2017, and ($1.0) million at December 31, 2017.  The components of accumulated other comprehensive loss, net of taxes, at March 31, 2018 include the following: an unrealized loss on securities available-for-sale of ($6.8) million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $365,000; a split dollar insurance contracts liability of ($3.7) million; a supplemental executive retirement plan liability of ($5.5) million; and an unrealized gain on interest-only strip from SBA loans of $671,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Jose, San Ramon, Sunnyvale, and Walnut Creek.  The Company has applied to close the San Ramon office in the third quarter of 2018. Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward-Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results.  Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission, Item 1A of the Company’s Annual Report on Form 10-K, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (4) volatility in credit and equity markets and its effect on the global economy; (5) changes in the competitive environment among financial or bank holding companies and other financial service providers; (6) changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) other than temporary impairment charges to our securities portfolio; (12) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) our ability to raise capital or incur debt on reasonable terms; (14) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (15) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (16) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (17) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (18) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (19) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (20) effect and uncertain impact on the Company of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (21) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (22) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (23) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (24) availability of and competition for acquisition opportunities; (25) risks associated with the United American Bank merger, including obtaining related regulatory approvals and shareholder approvals, and the integration of Tri-Valley Bank and United American Bank; (26) risks resulting from domestic terrorism; (27) risks of natural disasters and other events beyond our control; and (28) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2018	2017	2017	2017	2017
Interest income	$27,877	$28,152	$24,697	(1)%	13%
Interest expense	1,529	1,708	871	(10)%	76%
Net interest income before provision for loan losses	26,348	26,444	23,826	0%	11%
Provision (credit) for loan losses	506	(291)	321	274%	58%
Net interest income after provision
for loan losses	25,842	26,735	23,505	(3)%	10%
Noninterest income:
Service charges and fees on deposit accounts	902	821	740	10%	22%
Increase in cash surrender value of life insurance	363	407	422	(11)%	(14)%
Gain on sales of SBA loans	235	473	324	(50)%	(27)%
Servicing income	181	237	285	(24)%	(36)%
Gain (loss) on sales of securities	87	—	(6)	N/A	(1550)%
Other	427	626	530	(32)%	(19)%
Total noninterest income	2,195	2,564	2,295	(14)%	(4)%
Noninterest expense:
Salaries and employee benefits	9,777	9,263	9,486	6%	3%
Occupancy and equipment	1,106	1,152	1,068	(4)%	4%
Professional fees	684	543	1,071	26%	(36)%
Other	4,423	4,364	3,703	1%	19%
Total noninterest expense	15,990	15,322	15,328	4%	4%
Income before income taxes	12,047	13,977	10,472	(14)%	15%
Income tax expense	3,238	12,719	3,934	(75)%	(18)%
Net income	$8,809	$1,258	$6,538	600%	35%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.23	$0.03	$0.17	667%	35%
Diluted earnings per share	$0.23	$0.03	$0.17	667%	35%
Weighted average shares outstanding - basic	38,240,495	38,200,325	37,957,999	0%	1%
Weighted average shares outstanding - diluted	38,814,722	38,742,454	38,494,107	0%	1%
Common shares outstanding at period-end	38,269,789	38,200,883	37,995,085	0%	1%
Dividend per share	$0.11	$0.10	$0.10	10%	10%
Book value per share	$7.08	$7.10	$6.95	0%	2%
Tangible book value per share	$5.75	$5.76	$5.57	0%	3%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	13.22%	1.80%	10.15%	634%	30%
Annualized return on average tangible equity	16.30%	2.21%	12.69%	638%	28%
Annualized return on average assets	1.29%	0.17%	1.03%	659%	25%
Annualized return on average tangible assets	1.31%	0.17%	1.05%	671%	25%
Net interest margin (fully tax equivalent)	4.13%	3.87%	4.06%	7%	2%
Efficiency ratio	56.02%	52.82%	58.68%	6%	(5)%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,768,318	$2,925,001	$2,584,749	(5)%	7%
Average tangible assets	$2,717,152	$2,873,576	$2,532,273	(5)%	7%
Average earning assets	$2,598,954	$2,743,706	$2,409,043	(5)%	8%
Average loans held-for-sale	$3,246	$4,030	$6,700	(19)%	(52)%
Average total loans	$1,565,343	$1,558,976	$1,489,123	0%	5%
Average deposits	$2,404,327	$2,550,500	$2,269,554	(6)%	6%
Average demand deposits - noninterest-bearing	$945,848	$1,002,808	$887,008	(6)%	7%
Average interest-bearing deposits	$1,458,479	$1,547,692	$1,382,546	(6)%	5%
Average interest-bearing liabilities	$1,497,717	$1,586,940	$1,382,622	(6)%	8%
Average equity	$270,339	$277,535	$261,344	(3)%	3%
Average tangible equity	$219,173	$226,110	$208,868	(3)%	5%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2018	2017	2017	2017	2017
ASSETS
Cash and due from banks	$30,454	$31,681	$31,724	(4)%	(4)%
Other investments and interest-bearing deposits
in other financial institutions	271,535	284,541	256,122	(5)%	6%
Securities available-for-sale, at fair value	344,766	391,852	341,590	(12)%	1%
Securities held-to-maturity, at amortized cost	395,274	398,341	341,383	(1)%	16%
Loans held-for-sale - SBA, including deferred costs	2,859	3,419	3,911	(16)%	(27)%
Loans:
Commercial	572,790	573,296	609,353	0%	(6)%
Real estate:
CRE	775,547	772,867	679,989	0%	14%
Land and construction	113,470	100,882	81,101	12%	40%
Home equity	76,087	79,176	80,360	(4)%	(5)%
Residential mortgages	42,868	44,561	49,569	(4)%	(14)%
Consumer	10,958	12,395	13,807	(12)%	(21)%
Loans	1,591,720	1,583,177	1,514,179	1%	5%
Deferred loan fees, net	(519)	(510)	(892)	2%	(42)%
Total loans, net of deferred fees	1,591,201	1,582,667	1,513,287	1%	5%
Allowance for loan losses	(20,139)	(19,658)	(19,135)	2%	5%
Loans, net	1,571,062	1,563,009	1,494,152	1%	5%
Company-owned life insurance	61,177	60,814	59,570	1%	3%
Premises and equipment, net	7,203	7,353	7,512	(2)%	(4)%
Goodwill	45,664	45,664	45,664	0%	0%
Other intangible assets	5,348	5,589	6,605	(4)%	(19)%
Accrued interest receivable and other assets	50,206	51,189	53,558	(2)%	(6)%
Total assets	$2,785,548	$2,843,452	$2,641,791	(2)%	5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$975,846	$989,753	$917,037	(1)%	6%
Demand, interest-bearing	621,402	601,929	575,637	3%	8%
Savings and money market	688,217	684,131	606,116	1%	14%
Time deposits-under $250	49,861	51,710	56,988	(4)%	(13)%
Time deposits-$250 and over	71,446	138,634	164,824	(48)%	(57)%
CDARS - money market and time deposits	15,420	16,832	9,485	(8)%	63%
Total deposits	2,422,192	2,482,989	2,330,087	(2)%	4%
Subordinated debt, net of issuance costs	39,229	39,183	—	0%	N/A
Accrued interest payable and other liabilities	53,136	50,041	47,800	6%	11%
Total liabilities	2,514,557	2,572,213	2,377,887	(2)%	6%

Shareholders’ Equity:
Common stock	219,208	218,355	216,039	0%	1%
Retained earnings	66,739	62,136	55,270	7%	21%
Accumulated other comprehensive loss	(14,956)	(9,252)	(7,405)	(62)%	(102)%
Total Shareholders' Equity	270,991	271,239	263,904	0%	3%
Total liabilities and shareholders’ equity	$2,785,548	$2,843,452	$2,641,791	(2)%	5%

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2018	2017	2017	2017	2017
Nonaccrual loans - held-for-investment	$3,637	$2,250	$5,200	62%	(30)%
Restructured and loans over 90 days past due and still accruing	158	235	207	(33)%	(24)%
Total nonperforming loans	3,795	2,485	5,407	53%	(30)%
Foreclosed assets	—	—	183	N/A	(100)%
Total nonperforming assets	$3,795	$2,485	$5,590	53%	(32)%
Other restructured loans still accruing	$241	$289	$126	(17)%	91%
Net charge-offs (recoveries) during the quarter	$25	$(201)	$275	(112)%	91%
Provision (credit) for loan losses during the quarter	$506	$(291)	$321	274%	58%
Allowance for loan losses	$20,139	$19,658	$19,135	2%	5%
Classified assets	$30,763	$25,072	$10,368	23%	197%
Allowance for loan losses to total loans	1.27%	1.24%	1.26%	2%	1%
Allowance for loan losses to total nonperforming loans	530.67%	791.07%	353.89%	(33)%	50%
Nonperforming assets to total assets	0.14%	0.09%	0.21%	56%	(33)%
Nonperforming loans to total loans	0.24%	0.16%	0.36%	50%	(33)%
Classified assets to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	12%	10%	4%	20%	200%
Classified assets to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	11%	10%	4%	10%	175%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (1)	$219,979	$219,986	$211,635	0%	4%
Shareholders’ equity / total assets	9.73%	9.54%	9.99%	2%	(3)%
Tangible common equity / tangible assets (2)	8.04%	7.88%	8.17%	2%	(2)%
Loan to deposit ratio	65.69%	63.74%	64.95%	3%	1%
Noninterest-bearing deposits / total deposits	40.29%	39.86%	39.36%	1%	2%
Total risk-based capital ratio	14.7%	14.4%	12.5%	2%	17%
Tier 1 risk-based capital ratio	11.7%	11.4%	11.4%	3%	3%
Common Equity Tier 1 risk-based capital ratio	11.7%	11.4%	11.4%	3%	3%
Leverage ratio	8.6%	8.0%	8.6%	7%	0%
Heritage Bank of Commerce:
Total risk-based capital ratio	13.5%	13.2%	12.2%	2%	11%
Tier 1 risk-based capital ratio	12.5%	12.2%	11.2%	2%	12%
Common Equity Tier 1 risk-based capital ratio	12.5%	12.2%	11.2%	2%	12%
Leverage ratio	9.1%	8.5%	8.4%	7%	8%

(1)	Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets

(2)	Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	March 31, 2018			March 31, 2017
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$1,568,589	$22,284	5.76%	$1,495,823	$20,398	5.53%
Securities - taxable	695,003	3,862	2.25%	547,667	2,877	2.13%
Securities - exempt from Federal tax (3)	88,470	709	3.25%	90,414	871	3.91%
Other investments and interest-bearing deposits
in other financial institutions	246,892	1,171	1.92%	275,139	856	1.26%
Total interest earning assets (3)	2,598,954	28,026	4.37%	2,409,043	25,002	4.21%
Cash and due from banks	33,943			32,834
Premises and equipment, net	7,303			7,527
Goodwill and other intangible assets	51,166			52,476
Other assets	76,952			82,869
Total assets	$2,768,318			$2,584,749

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$945,848			$887,008

Demand, interest-bearing	608,523	302	0.20%	559,245	288	0.21%
Savings and money market	689,257	444	0.26%	592,155	294	0.20%
Time deposits - under $100	17,288	12	0.28%	20,414	15	0.30%
Time deposits - $100 and over	126,951	198	0.63%	201,838	273	0.55%
CDARS - money market and time deposits	16,460	2	0.05%	8,894	1	0.05%
Total interest-bearing deposits	1,458,479	958	0.27%	1,382,546	871	0.26%
Total deposits	2,404,327	958	0.16%	2,269,554	871	0.16%

Subordinated debt, net of issuance costs	39,199	571	5.91%	—	—	N/A
Short-term borrowings	39	—	0.00%	76	—	0.00%
Total interest-bearing liabilities	1,497,717	1,529	0.41%	1,382,622	871	0.26%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	2,443,565	1,529	0.25%	2,269,630	871	0.16%
Other liabilities	54,414			53,775
Total liabilities	2,497,979			2,323,405
Shareholders’ equity	270,339			261,344
Total liabilities and shareholders’ equity	$2,768,318			$2,584,749

Net interest income (3) / margin		26,497	4.13%		24,131	4.06%
Less tax equivalent adjustment (3)		(149)			(305)
Net interest income		$26,348			$23,826

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.

(2)

Yield amounts earned on loans include fees and costs. The accretion (amortization) of deferred loan fees (costs) into loan interest income was $217,000 for the first quarter of 2018, compared to $111,000 for the first quarter of 2017.

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21% for the first quarter of 2018, and a 35% tax rate for the first quarter of 2017.